                                                                    EXHIBIT 99.1

           UNIVERSAL COMPRESSION REPORTS FISCAL THIRD QUARTER RESULTS

 COMPANY REPORTS 78 PERCENT INCREASE IN REVENUES; 49 PERCENT INCREASE IN EBITDA

HOUSTON, JANUARY 17, 2001 -- UNIVERSAL COMPRESSION HOLDINGS, INC. (NYSE: UCO), a leading provider of natural gas compression services, today reported an increase in total revenue, EBITDA (as defined below) and net income for the fiscal 2001 third quarter ended December 31, 2000.

For the fiscal 2001 third quarter, total revenue increased 77.9 percent to approximately $60.0 million, compared to $33.7 million in the year earlier period. Net income for the quarter was approximately $3.1 million, or $0.21 per diluted share, compared to a loss of $1.3 million in the third quarter of last year. In the first fiscal quarter of this year, Universal completed an initial public offering of its common stock concurrently with a recapitalization and the refinancing of its debt facilities. In the second fiscal quarter, Universal completed the acquisition of Gas Compression Services, Inc.

EBITDA increased 48.8 percent to approximately $21.7 million from $14.6 million for the same period last year. EBITDA is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization.

Rental revenue increased by 42.9 percent, to approximately $36.2 million, from $25.3 million in the third fiscal quarter last year. This revenue growth reflects an increase in Universal's available horsepower from an average of 625,000 during the third quarter a year ago to an average of 828,000 for the quarter just ended. This increase in the horsepower includes additions to the fleet from Universal's capital expenditures and growth program as well as the impact of the GCSI acquisition. During the third fiscal quarter, the Company started its first rental project in Mexico consisting of 10,000 horsepower. The Mexico project also contributed approximately $4.7 million in one-time turn key installation revenue and $0.4 million of margin in the fiscal 2001 third quarter.

Contributing to the growth in rental revenues was an increase in the Company's average horsepower utilization rate from 81.6 percent for the same period a year ago and 86.2 percent for the preceding quarter to 88.6 percent during the quarter just ended. The Company also improved its rental gross margin from 64.3 percent during the third quarter of last year, to 66.1 percent during the recent quarter.

The market for the Company's Engineered Products and parts sales and services continues to be strong as revenues from the segments for the quarter totaled approximately $23.8 million (including the $4.7 million from the Mexico turn key installation project), compared to $8.4 million in the year earlier period. The margin contribution from Engineered Products and sales and services increased from $1.4 million to $2.5 million. Engineered Products backlog increased to $30 million at December 31, 2000 from $11 million at December 31, 1999.

The Company continues to focus on cost management in all areas of its business while growing its revenue base. Its selling, general and administrative expenses for the third fiscal quarter increased from the same period a year ago at a much lower rate than the Company's revenues for such quarter increased.

EBITDA increased 48.8 percent from $14.6 million for the third quarter of fiscal 2000 to $21.7 million for the third quarter of fiscal 2001. EBITDA margin as a percentage of revenue decreased between the third fiscal quarter of 2000 and the third fiscal quarter of 2001, primarily due to a change in revenue composition. Revenues from the Engineered Products and sales and services segments recognized for the recent quarter comprised a much higher percentage of the Company's total revenue and the margin contribution of the Engineered Products and sales and services segments is much lower compared to that of rental revenues primarily due to the lower capital investment requirements of the Engineered Products and sales and services segments.

"The GCSI acquisition, which we closed on September 15, 2000, is working out very well," stated Universal Compression President and Chief Executive Officer, Stephen A. Snider. "We have realized the expected synergies more quickly than anticipated while continuing to grow GCSI's rental base."

International rental revenues totaled $4.4 million in the third quarter of fiscal 2001, compared with $3.9 million in the same quarter last year, an increase of 13.6 percent. International rental represented 7.4 percent of total revenues for the quarter and international rental margin increased from $2.5 million to $3.4 million. At quarter end, Universal had approximately 60,000 horsepower under contract internationally.

"Our performance was strong this quarter," Mr. Snider added. "We increased the size of our rental fleet while increasing rental margin and utilization of our equipment. We have remained focused on our operations while managing activities involved in the pending Weatherford Global acquisition."

On October 24, 2000, the Company announced the signing of an agreement to acquire Weatherford Global Compression (WGC), the gas compression services division of Weatherford International. The combination will create the second largest natural gas compression services provider with an aggregate of approximately 1,800,000 horsepower. Consideration for WGC includes 13.75 million shares of Universal's common stock, which will represent approximately 48% of the outstanding shares of the combined company, and the assumption of WGC's debt and operating leases. The transaction is subject to approval by the Company's stockholders, financing conditions, and other customary closing conditions.

On January 2, 2001, Universal Compression, Inc. commenced a cash tender offer for all of its outstanding 9 7/8% Senior Discount Notes due 2008. In conjunction with the tender offer, the consent of holders of the Notes is being solicited to approve certain amendments to the indenture governing the Notes to eliminate substantially all of the restrictive covenants contained in the indenture. The tender offer and consent solicitation are subject to the terms and conditions in the Offer to Purchase and Consent Solicitation Statement dated January 2, 2001. Receipt of the requisite consents is not required for the Company to effect the acquisition of WGC.

There can be no assurance that the tender offer and consent solicitation or the acquisition of WGC will be consummated.

Universal will host a conference call at 11:00 am Central Time, 12:00 noon Eastern Time, on January 17 to discuss results from the third fiscal quarter as well as updates on the WGC acquisition and other corporate matters. The conference call will be broadcast over the Internet to provide interested persons the opportunity to listen to it live. The call will also be archived for one week to provide an opportunity to those unable to listen to the live broadcast. Both the live broadcast and replay of the archived version are free of charge to the user.

Persons wishing to listen to the conference call live may do so by logging on to www.vcall.com <http://www.vcall.com> at least 15 minutes prior to the designated start time and following the directions provided there including entering "Universal Compression" or "UCO" in the box located at the top of the web page. This will allow time to install any software needed to access the call.

The entire conference call will be archived at www.vcall.com
<http://www.vcall.com> through January 24.

Statements about Universal's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal's control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are successful completion of proposed acquisitions, integration of recent acquisitions and the demand for Universal's products and services. These risk factors are discussed in Universal's filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

                          Financial tables to follow...

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                      UNAUDITED CONSOLIDATED BALANCE SHEET
                                (IN THOUSANDS)


                                                                     As of
                                                                  December 31,
                                                                      2000
ASSETS                                                            ------------
Current Assets:
    Cash and cash equivalents                                      $   7,442
    Accounts receivable, net                                          30,931
    Current portion of notes receivable                                3,190
    Inventories                                                       20,523
    Current deferred tax asset                                           227
    Other                                                              1,451
                                                                   ---------
        Total current assets                                          63,764

Plant, Property and Equipment:
     Rental Equipment                                                366,182
     Other P P & E                                                    28,085
       Less: accumulated depreciation                                (50,610)
                                                                   ---------
        Net property, plant and equipment                            343,657

Goodwill, net of accumulated amortization                            130,464
Notes receivable                                                       5,048
Other non-current assets, net                                          8,190
Non-current deferred tax asset                                         7,509
                                                                   ---------
                                                                     151,211
                                                                   ---------
        Total assets                                               $ 558,632
                                                                   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable, trade                                        $  20,371
    Accrued liabilities                                               13,180
    Current portion of long-term debt and capital lease
      obligation                                                       3,097
                                                                   ---------
        Total current liabilities                                     36,648

Capital lease obligation                                               4,870
Other liabilities                                                     44,731
Non-current deferred tax liability                                     2,806
Long-term debt                                                       204,184
                                                                   ---------
        Total liabilities                                            293,239

Commitments and Contingencies
Stockholders' Equity:
     Series A preferred stock                                              -
     Common stock                                                        147
     Class A non-voting common stock                                       -
     Treasury stock                                                     (135)
     Additional paid-in capital                                      279,339
     Retained deficit                                                (13,958)
                                                                   ---------
        Total stockholders' equity                                   265,393
                                                                   ---------
        Total liabilities and stockholders' equity                 $ 558,632
                                                                   =========

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                       THREE MONTHS      THREE MONTHS      NINE MONTHS     NINE MONTHS
                                                            ENDED             ENDED          ENDED            ENDED
                                                        DECEMBER 31,      DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                                            2000              1999            2000            1999
                                                       -------------     -------------     ------------   -------------
Revenues:
       Rentals                                            $ 36,172          $ 25,311          $ 91,127         $ 72,174
       Sales                                                23,800             8,349            42,201           30,223
       Other                                                    42                69               299              128
                                                          --------          --------          --------         --------
            Total revenues                                  60,014            33,729           133,627          102,525

Costs and expenses:
       Rentals, exclusive of depreciation
         and amortization                                   12,259             9,049            31,132           26,153
       Cost of sales, exclusive of depreciation
         and amortization                                   21,332             6,900            36,360           25,650
       Depreciation and amortization                         7,726             7,001            21,903           18,679
       Selling, general and administrative                   4,747             4,004            11,971           12,658
       Operating lease                                       3,539                --             6,223               --
       Interest expense                                      5,372             8,832            18,597           25,278
       Non-recurring charges                                    --                --             7,059               --
                                                          --------          --------          --------         --------
            Total costs and expenses                        54,975            35,786           133,245          108,418
                                                          --------          --------          --------         --------
Income (loss) before income taxes and
  extraordinary items                                        5,039            (2,057)              382           (5,893)
Income taxes (benefit)                                       1,909              (781)              163           (1,801)
                                                          --------          --------          --------         --------
       Income (loss) before extraordinary items           $  3,130          $ (1,276)         $    219         $ (4,092)
                                                          ========          ========          ========         ========
       Extraordinary loss, net of $3,759
         income tax benefit                                     --                --            (6,264)              --
                                                          --------          --------          ---------        --------
       Net income (loss)                                  $  3,130          $ (1,276)         $ (6,045)        $ (4,092)
                                                          ========          ========          ========         ========
Weighted average common and common equivalent
  shares outstanding:
       Basic                                                14,666                --            12,342               --
                                                          --------          --------          --------         --------
       Diluted                                              15,052                --            12,714               --
                                                          --------          --------          --------         --------
Earnings per share - basic:
       Income before extraordinary items                  $   0.21          $     --          $   0.02         $     --
       Extraordinary loss                                       --                --                --               --
                                                          --------          --------          --------         --------
       Net income (loss)                                  $   0.21          $     --          $  (0.49)        $     --
                                                          ========          ========          ========         ========
 Earnings per share - diluted:
       Income before extraordinary items                  $   0.21          $     --          $   0.02         $     --
       Extraordinary loss                                       --                --             (0.49)              --
                                                          --------          --------          --------         --------
       Net income (loss)                                  $   0.21          $                 $  (0.47)        $     --
                                                          ========          ========          ========         ========

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                         UNAUDITED SEGMENTED INFORMATION
                                 (IN THOUSANDS)




                                                         THREE                      THREE
                                                         MONTHS                     MONTHS
                                                         ENDED                      ENDED
                                                       DECEMBER 31,               DECEMBER 31,
                                                          2000                       1999
                                                      -------------            -----------------
Revenue

              Domestic Rental and Maintenance           $ 31,747                $    21,416
              International Rental and Maintenance         4,425                      3,896
              Engineered Products                         17,329                      4,977
              Corporate and Other                          6,513                      3,440
                                                      ----------                -----------
                  Total                                 $ 60,014                     33,729

Gross Margins
              Domestic Rental and Maintenance           $ 20,526                $    13,735
              International Rent                           3,387                      2,528
              Engineered Products                          1,705                        725
              Corporate and Other                            755                        713
                                                      ----------                -----------
                  Total                                 $ 26,373                $    17,701

Selling, General, and Administrative                    $  4,747                $     3,215
SG&A % of Revenue                                            7.9%                       9.5%

EBITDA                                                  $ 21,676                     14,565
EBITDA % of Revenue                                         36.1%                      43.2%

Margin percent
              Domestic Rent                                 64.7%                      64.1%
              International Rent                            76.5%                      64.9%
              Fabrication                                    9.8%                      14.6%
                  Other                                     11.6%                      20.7%
                                                      ----------                -----------
              Total                                         43.9%                      52.5%



           SELECTED BALANCE SHEET INFORMATION AS OF DECEMBER 31, 2000
    AND OTHER INFORMATION FOR QUARTER ENDED DECEMBER 31, 2000 (IN THOUSANDS)

Debt                                                    $212,151                $   373,481
Operating Lease Balance                                 $154,611                        N/A

Capital Expenditures                                    $ 17,209                $     9,672


Average Horsepower Available         Domestic            768,536                    574,570

                                     International        59,736                     50,451

Percent Utilized                     Domestic               87.9%
                                     International          97.1%                      98.1%
                                     Total                  88.6%                      81.6%

EBITDA is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization.

                                      ###